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In connection with the proposed business combination between Graf Industrial Corp. (“Graf”) and Velodyne Lidar, Inc. (“Velodyne”), Graf and Velodyne hosted an investor presentation and live Q&A session (the “Investor Presentation”) on September 1, 2020, and a copy of the transcript of the Investor Presentation is being filed herewith as soliciting material.

C O R P O R A T E P A R T I C I P A N T S

Kristi Marvin, Founder, SPACInsider

James A. Graf, Founder and Chief Executive Officer, Graf Industrial Corp.

Dr. Anand Gopalan, Chief Executive Officer, Velodyne Lidar, Inc.

Andrew (Drew) Hamer, Chief Financial Officer, Velodyne Lidar, Inc.

Lewis Silberman, Managing Director, Oppenheimer & Co.

P R E S E N T A T I O N

Kristi Marvin

Good afternoon and thanks, everyone for joining today’s Investor Presentation and Live Q&A Session with the Executive Management Teams from Graf Industrial and Velodyne Lidar.

Presenting today will be James Graf, the Chief Executive Officer of Graf Industrial, and he will be joined by Dr. Anand Gopalan, who is the Chief Executive Officer of Velodyne Lidar. Additionally, Drew Hamer, the Chief Financial Officer of Velodyne Lidar, and Lewis Silberman, Managing Director at Oppenheimer, will be participating as well.

To start, the teams will be giving a presentation overview of the Company and the intended combination, which will be followed by a live Q&A session. As a reminder, participants can submit questions live throughout this presentation call, via the Q&A icon found by hovering your mouse at the bottom of your screen.

With that being said, I’d like to now turn it over to James Graf to begin the presentation.

James A. Graf

Thank you, Kristi. Good afternoon, and welcome to September, everybody. This is going to be a very exciting month for us.

Along with my partner, Michael Dee, I’m pleased to present Velodyne Lidar as a business combination partner for our SPAC, Graf Industrial Corp., and we’re thrilled and honored so many of you have joined us here today. You can go ahead and click on the slides, please.

For the first question always asked as the SPAC guy in the transaction is, why Velodyne? What got you excited about this transaction? Michael and I knew that Velodyne was special when we had our first meeting with the Founder, David Hall, Marta Hall, Anand, Drew, and the Management Team, and they talked about their overarching vision for the Company and for lidar. Essentially shown here, lidar helps us navigate through a safer and more secure world, and Velodyne Lidar is leading the way. That’s a very big idea and an important mission. Next page.

Lidar is already addressing the need for safety and moving people and goods. While we’ve had over 300 diverse customers to date, they generally fall within three categories: moving goods, moving people, both autonomously in safer assisted driving, and a broad array of smart city and securities─security applications. Next page.

Velodyne has an important mission and addresses a massive TAM, also serves a public good, but what you really want to know is whether Velodyne is a good long-term investment as well. These are the compelling investment highlights we identified that sealed the deal for us, and which Anand and Drew will illustrate in more detail.

First, Velodyne is very clearly the market leader. It is a first mover, and has the highest market share. It’s had 300 customers across auto and non-auto markets, it’s shipped 45,000 units to date, and has had over $600 million cumulative revenues since inception. We are manufacturing at scale and shipping commercial products through commercial production agreements today.

Second, we are addressing three key mega-trends. First, our auto and trucking customers are adopting lidar in commercial ADAS systems to improve safety for driving.

Two, the rollout of contact-less last-mile deliveries in part due to COVID, and third, as the form factor and pricing has come down, multiple non-automotive industries are starting to use lidar.

Third, competitive moats. We’ve got entrenched customer relationships with high switching costs, we’ve got multiple production agreements across automotive, delivery and security customers, we’ve got an extensive patent portfolio, and have actually defended our patents recently, which we’ll discuss. We’ve got the broadest product offering, not in one product or technology, but across rotational and solid state lidar, and we’ve got proven low cost manufacturing at scale.

Fourth, with visible profitable growth. With our 18 contracts in hand, we have an estimated $970 million revenue through 2024 from those existing contracts alone, and those contracts in hand represent about 56% of our 2024 revenue. Our $100 million in revenue in 2020 is expected to grow about 60% CAGR through 2024. And finally, because we’ve made the financial substantial spending over the last several years, we have very limited capex going forward, and so are expected to achieve positive cash flow toward the end of 2021 and certainly in 2022.

The final highlight is that we have substantial upside, as you’ll hear from Anand and Drew. We’ve only hit the tip of the iceberg on the product pipeline, and we’re currently trading at a discount to a median of the comps, and another sort of lidar company that’s recently approached the market through a SPAC. Next page.

We made a transaction announcement on July 2. What’s happened since then – despite ongoing COVID-19 impact, we are maintaining our 2020 revenue guidance of $101 million, and we’re re-affirming our 2024 revenue outlook as well at $684 million. The total number of multi-year agreements has increased by 2 from 16 to 18, and the projects in the pipeline have also expanded from 165 to 174. These two additional agreements in hand have increased our expected future revenues by over $130 million to $970 million, and that represents, in 2024, 56% of our revenue outlook.

In July, we announced the settlement defending our patents with Hesai. We’ve ramped up commercial production in Thailand, and we’re pleased to win Hardware Supplier of the Year in the Team Automotive Awards just last month.

With respect to the transaction, everything is moving smoothly, and we remain on track to close the transaction in September 2020.

With that, I’ve talked too much, and I’d like to pass off to Anand and Drew for their share of the presentation. Thank you.

Dr. Anand Gopalan

Thank you, Jim.

Again, good afternoon, everyone. It gives me great pleasure to have the opportunity to tell you about this really exciting story that I’ve been part of for 4.5 years, starting from a couple of guys in the Founder’s boat yard, and building this incredible technology that’s changing society and changing the world in so many different ways.

Simply put, at Velodyne, we believe we provide the eyes of the autonomous revolution. Today, you have so many applications that are coming online to make our lives safer and more productive, which involve machines that are moving through the world, and lidar is the sight for those machines, and really provides that sight that allows the machines to safely and productively navigate through the world.

The journey for Velodyne started in 2005 with the invention of the technology by Founder David Hall, but the technology has come such a long way since then. Lidar is no longer this big wheel that was on the roof of the car. Today, lidar is as small as this little gadget that I’m holding in the palm of my hand, and this sea change in technology has brought online a variety of different applications for the usage of lidar, and many of these applications in the hands of our customers are now moving to the mass production phase, which is what really makes it a key inflection point for the whole industry.

Velodyne effectively has having been the dominant player for over a decade, having the most complete and broad product portfolio in this space, having a real track record of revenue with over $600 million in cumulative sales already over the lifetime of the Company, a virtual who’s who list of customers, at this point, every major OEM or tech company is a Velodyne customer, the global sales capability, and most importantly, the vast manufacturing scale, giving us the ability uniquely to be able to deploy these technologies in all the hands of our customers at scale. We believe we are uniquely positioned to be able to take advantage of this inflection point that the lidar industry is upon today. Next slide, please, Drew.

I’ll start by busting a few myths about lidar. If you read some of the public domain literature today, you could be excused for thinking this is circa 2016 or 2017, but lidar has come a long way since then, and the market has evolved so much.

The first myth about lidar is that this is just an autonomous vehicles or mapping story. Today, even though autonomous vehicles are an important fraction of our business, they’re just that. They’re a small fraction of our revenue potential and revenue today. Today, we are talking about lidar for consumer vehicles for ADAS systems, lidar for industrial robotics, lidar for delivery systems, lidar for smart cities, shuttles, and so many applications. In every one of these we have customers who are putting in place multi-year agreements and scaling up into commercial production for the first wave of lidar adoption.

The other myth about lidar is that it’s too expensive. It’s a $75,000 widget. The reality of it is, today, we have a broad portfolio of products going from a lidar that’s $100 ASP, such as the one I’m holding in the palm of my hand, to a couple of thousand dollars at the highest end in mass volume, spanning at the vast area of applications. So, really, today, cost is no longer a barrier adoption for lidar.

The other myth about lidar is it’s this one thing, it’s a spinning thing on the roof of your car. The reality of it is, as I just showed you, there’s many different form factors, many different performance points, and price points that are needed to hit all of these different applications. So today, at Velodyne, we have a broad portfolio of products with many different form factors.

The last myth about lidar is it’s not a reliable or durable technology. The reality of it is every single lidar that we are developing and deploying today at Velodyne is capable of functioning for 10+ years in harsh automotive environments. So, that myth is busted too. As a result of what has happened in the lidar space, and with those myths being busted, that’s the reason you’re seeing this inflection point and a commercial adoption of lidar across all of these different segments. Next slide, Drew.

The key question that needs to be answered when you look at any technology company, but especially in nascent and emerging technology as lidar, is to talk about what are the key investments that enable us to be able to make money as this market scales up, at the same time, get the technology cost to a point where mass market adoption is possible. We started down this journey four of five years ago when we were having conversations across the table with every one of our major OEM and tech company customers asking them the key question, what does lidar need to become for you to be able to scale up into mass market? As a result of those conversations, we started making some key investments about four year ago in the few key elements that have enabled us to physically bring down ASPs for the technology, and enable mass market adoption.

The first one is our own ASIC technology. This is the classic electronics label, subsuming all the functionality of lidar into a couple of pieces of silicon, driving an order of magnitude reduction bill of material cost, improved reliability and scalability.

The second one is our proprietary miniaturization technology that we call the micro lidar array. The best way to describe this is, if you saw this in action in our factories, and this is already in production today, you would see us loading lasers, detectors, micro-optics, and our ASICs into free automated line, and at the other end of the line, you would see us creating multi-channel lidar arrays the size of a penny or a postage stamp, and I’m holding one up on the video. This has allowed us to completely drive out manual labor from the complex act of putting a lidar together and make it look like a semiconductor wafer scale process. This is what gives us clear line of sight in being able to go from tens of thousands, to hundreds of thousands, to million of units, and this is a journey that we have been walking already for five years today.

The third piece is really putting in place the deep manufacturing partnerships that allow us to take final assembly test and package, move it to a low cost geography, and we have done this with Nikon as well as Fabrinet, our manufacturing partners, and today, this has already been executed. Our products are being manufactured, already in Thailand, as Jim mentioned, allowing us a significantly lower labor cost, and be able to drive up productivity overall for our manufacturing. We have already walked that walk, and we are already at a fabless model, allowing us to go to a much more capital light model, while scaling up and delivering to these applications.

The next slide, Drew, sort of brings this all together. Why is Velodyne the leader today, and why do we feel that we are uniquely positioned to capture this inflection point? The most important point is scale. We are going to ship about 15,000 units projected to ship in 2020. Over the lifetime of the Company, we have already shipped 45,000 units. We build and ship 300 to 400 units a week. This is far more than what some of the other lidar players are projecting to ship in a year, and really, scale is important because we are talking about putting in place contracts to capture huge volume growth, and I’ll talk about that in a second, and if you don’t have the scale, your customers will not have the confidence that you can deliver to these contracts.

Today we are sitting at 18+ signed and awarded multi-year agreements with our customers. This is a real business, with $100+ million projected revenue this year, and really a sound modelling approach that we have created a pipeline of opportunities that we are tracking, and use that to model what we will be able to achieve from a revenue rate, versus any sort of pie in the sky penetration rate for overall market TAM. This is a very sound bottoms-up approach that we have taken, which gives us very high confidence and predictability as we layer on these multi-year agreements.

The breadth of the product portfolio is key, and as Jim mentioned before, this really sets us apart from everyone else. Clearly, lidar is not a one-technology wonder space, so no one-trick pony can capture this entire application set that we see in front of us. In fact, you need a variety of different lidars and different form factors, performance, and price points to be able to capture this opportunity set, and we are the only player who has the scale and the breadth of the portfolio to do that.

Performance and scalability are two sides of the coin for lidar. You can build something that is incredibly high performance, like an aerospace grade lidar that’s been built for 20, 30 years at this point, but that’s incredibly expensive, and cannot scale in this mass-market at all. On the other hand, you can build something that’s very low performance, but that’s very easy to mass-manufacture. The thing that sets us apart is for every single application, we’ve been able to dial in precisely the right technology at the right level of maturity to be able to fit the scalability and the cost requirements for that application.

Last but not least, software. The name of the game for software is really to be able to build on the backs of the hardware install base. If you don’t have a hardware install base, it’s very difficult to project software revenues on the backs of that. Today, as a leader, we already have the hardware install base, we are further broadening the hardware install base with this first wave of opportunities, and in spite of that, we have been very thoughtful in projecting what the portion of the revenue software will have, and furthermore, this is on the backs of clear live data from the OEMs who we are working with on the hardware. So, that gives us really strong confidence in the software piece of the story as well. Next slide.

The next slide clearly shows you this opportunity set that we are talking about. What this shows you is 174 projects that we are tracking at a point in time, which is on August 1, for the usage of lidar across many of these different applications. In every single one of these projects, we have a customer who has often bought lidar from us already, validated the technology, often built hardware and software systems around the technology, and has come back to us and said, this is the volume that I forecast as I put in place a multi-year agreement, this is the lidar package I need, and this is the ASP I need. We have really layered those opportunities that we are tracking to create this funnel view.

As you can see, first and foremost, this is as I said before, not just a single application story anymore. We are seeing a variety of different growth drivers for the business in the next three to five years. Obviously, delivery and robotics and ASAS, as you can see here, are pretty big growth drivers for the business, and we are seeing significant momentum in this pipeline. The beginning of this year, we were tracking 131 projects in the pipeline. When we announced the transaction, we were tracking about 160, and now we are tracking 174 projects. We are seeing significant momentum and are ready to convert these projects into multi-year agreements with our customers, which I talk about in the next slide. Next slide, Drew.

The next slide essentially shows you the same data, but now as cut in or sliced a different way in terms of where these opportunities are along the funnel. As I said before, significant momentum in converting these projects into multi-year signed and awarded agreements. We are not talking about just one agreement of production contract, but we are talking about a series of them. In January of 2019 we were sitting at one. The beginning of this year, we were sitting at about three. When we announced this business combination, we were sitting at about 16. Now, on August 1, we are sitting at about 18 signed and awarded agreements. So, significant momentum in converting these from pre-RFI to RFI stage, to RFQ stage, and then to signed and awarded.

All put together, this pipeline that we are showing a bottoms-up view, we are – represents about a $7 billion cumulative revenue opportunity over the next five years. Clearly, there is significant upside potential just in this pipeline, but we do still believe that this is just the tip of the iceberg for opportunities around lidar across these different applications.

With that, I’ll hand off to Drew to make a few comments on the financials for the Company, and then we are happy to take your questions.

Drew Hamer

Thank you very much, Anand, and I appreciate that background and the information that Jim shared with everybody earlier. Everybody, thank you very much for joining today. It’s an honor to be here and talking with you.

As Anand mentioned, the progress of the Company over the last four years in identifying a price point in which the consumer market could afford to buy lidar has been incredibly important. It’s played into both the design of the solutions that are now being offered by Velodyne Lidar, as well as the importance to be able to manufacture at scale, establishing those partnerships, and proving that that is all figured out and up and running in order to start entering into these multi-year agreements with customers.

Anand mentioned the pipeline has been prepared by customers using their volumes and their expected ASPs, and then we just did a simple bottoms-up build to come up with that pipeline. Then as we’ve gone forward, we’ve started the year with three signed and awarded agreements, and then that pipeline that went from 130 to now 174. We’ve also seen these three signed and awarded, we’ve gotten up to 18 as of August 1. It’s important that we consistently remind ourselves of August 1 because that is a specific point in time when we needed to put a stake in the ground and say, okay, let’s analyze the data as of this day, and understand what it means.

What you see in this slide is a summary of the signed and awarded agreements. Now, while we track 25 different industries for lidar which are all talking to us about using the technology, we’ve put it into hopefully a smaller grouping here, so you get a better feeling for it of what we’re seeing. It’s really kind of working out for us, and it’s about moving people, about moving goods, and then of course, there’s the smart city, security and many other types of industries that we’re working with.

Important for me, as a CFO, when I look at this slide, I’ve got it into these different groupings. Inside each grouping, I’ve got multiple contracts with multiple customers in multiple industries that are all driving the business that’s going forward as we go out into 2024. As of August 1, 2024, this is what we’re looking at. I’m sorry, these contracts as of August 1, and they’re generating this $970 million in signed and awarded business going out to 2024.

Then when I look at that pipeline that Anand shared with you two slides ago, I’m trying to figure out in addition to the fact that I’ve got multiple industries with multiple contracts, I also look at how am I going to bridge this $382 million of signed and awarded, and $684 in projected revenues, and I look at that pipeline and I realize it is approximately $1.7 billion, as of August 1 alone, that is business that’s yet to close, and it leads to me getting confident that, with less than 20% of that closing, I should be able to bridge this gap, just with the pipeline as of August 1, 2020. That pipeline’s continuing to grow, contracts are continuing to be added to it, and they’re going to continue to sign.

This tremendous growth is critical because it leads to our being able to then get confidence about what our revenues are going to look like in the future. We started looking at the bottoms-up build of the financial model that Anand mentioned earlier. This is all an organic build on this model, and we can see here, we have approximately 60% CAGR leading to $684 million in revenues in 2024. The transition is very significant.

We’ve talked to you about the multi-year journey of meeting with customers and understanding getting to a price point where they can start buying the product and entering into these─by the way, the pipeline has to be at least a three year agreement, so they could be three or more years, and then we did the bottoms-up build, these are the signed and awarded contracts we’re showing as commercial revenue.

Immensive inflection point for us in gaining confidence in the predictability, reliability, and stickiness of the Company’s revenue. We will always have these pre-production spot-buys, is anything that’s not a three year or more signed and awarded agreement with a customer, so it could be they buy one unit, they buy a bunch of units, they just buy a bunch in a particular year. That has to be consistently re-sold. Instead, we want to get to these commercial contracts. Giving us this 60% CAGR with that $684 million, we’ll have approximately $150 million in EBITDA in 2024, and $100 million in free cash flow. That is also very important for the story.

As I come off of that, and I start looking at the bottom of the slide, you can see the importance of the work that Anand and David have done here because it’s these new products that we’re bringing to market in these new signed and awarded agreements, as well as the rest of the pipeline, the Vela family are those newer products. We also see a little bit of revenue growth, the Company starting to come into the model as the license and subscription line starts to increase in 2023 and 2024. That’s mostly the softer subscription revenues.

The combination of all of these things became really important in understanding then, how do we unlock the leverage in the business model? With that background, we can now see line of sight to profitability, going out to 2024; as we go through 2021, we’ll be on a quarterly trend of profitability with the first full year in 2022. Then also really important to us is free cash flow. We also have line of sight to free cash flow as we go forward, given the current business model, and signed and awarded deals and other relationships.

What’s really critical here as we get into this kind of similar dynamic where we come out of 2021 with kind of a breakeven year in 2021, and we start to go to cash flow positive in 2022, we also start to realize the benefits of having de-risked the model by entering into these relationships with customers. The contract manufacturers have also allowed us to offload the fixed overhead costs of a manufacturing facility, and then we start to reap the benefits of the Vela family coming in, which is going to be producing products at a very consistent, steady margin.

This line of sight gives us an opportunity to have cash flow positive funds. We only spend about $26 million between 2021 and 2024 on capital requirements, so we’re very confident that this could be the last equity raise the Company needs as we go forward, in driving the business to be a big and successful lidar player in the space.

The other key area where I think everybody should be interested is unlocking this gross margin. The story that Anand shared with you about the MLA and the ASICs, we call that the miniaturization. That’s really critical as we start moving into the Vela family, and that technology. We will also be incorporating that in our existing rotational products by the end of next year, and it is going to consistently allow us to bring down the price to generate solutions. We’re using a proprietary manufacturing process; our machines are proprietary, as well as the components that are produced by those machines. These machines allow us to eliminate all the labor from manufacturing, a vast majority of labor from manufacturing.

It also allows us to turn the manufacturing process into an algorithm that’s very simple to predict. We need an eight foot by three foot space to set up our machines, and we are doing that with partners who have done this at scale and have facilities currently available so that we ramp up and we have to start meeting the demands of our high-volume large contracts. We should be able to transition into that and have demonstrated the ability to bring those lines up in those factories already, and are confident in our ability to deliver against these contracts that we’re getting.

Then the other key part here for us is, of course, in line with having that transition in place as of June 1, our existing rotational products have also been transitioned to a factory in Thailand. It’s significant for us because this transition to that factory has reduced our cost of manufacturing the rotational device by 50%, mostly on the back of the cost of labor. This product is still rather labor-intensive to manufacture, and labor in Thailand costs us 1/20th to what we pay in the United States. The impact of that is, it’s reduced the manufacturing cost of this product by 50%, as demonstrated by the contract that we have with the contract manufacturer, and that’s what they’re charging us when compared to the current costs we are calculating to manufacture these products in the U.S.

The fact that we’ve got that over there, we’re going to see a nice step-up in the second half of 2020 in our gross margins that will continue as we go forward; we’ll benefit from that 50% as the Vela family starts to represent a larger portion of our gross margins. We’ll also see a step-down in costs of about 30% on those costs. Then as we get to scale and start producing everything at scale, we could see another 20% step-down in the cost to manufacture our products.

A really important part of the discussion is all the work that Anand and David have done over the last four years, and sitting and talking with customers and listening to them, understanding where we needed to be on price point, designing products with producers and suppliers of components that will be needed in order to meet that demand and meet the customer requirements. Then having put in place the process, procedures, and relationships to be able to deliver against those needs of the customers at a margin that is what our Founder, David Hall, is a big believer in turning profits on businesses. He doesn’t like selling anything for free, or actually paying for it, and not making money, so great margins on that business. It will also expand as we get after ’23 and ’24 when we start seeing the software revenues coming in, which will be more of a SaaS kind of revenue margin, and that’ll continue to increase our gross margins, starting in 2023 and beyond.

The other area where we unlock our gross margins, of course, sales and marketing and R&D as we go forward, to start producing these larger contracts, and we can have a longer conversation around that offline. You should be aware that that gets us to that 22% EBITDA we saw in 2024, and the cash flow positive position for 2024.

That’s my final slide. If you have any other questions, I’m here to answer those. Thank you very much for allowing us to present today. I’m going to turn this back over to Kristi Marvin to coordinate the rest of the meeting.

Kristi Marvin

Thanks, Drew.

Just as a reminder for everybody, you can submit a question through the Q&A app at the bottom of the page. You can just hover your mouse towards the bottom of the screen, and you should be able to see it, and then you can submit a question that way.

With that being said, I’ll turn it over to Lew who will be moderating the questions.

Lewis Silberman

Terrific. Thanks, Kristi, and to SPACInsider for having us.

In the queue here, getting a lot of questions, no surprise, on Luminar, another lidar company that recently announced is coming to the market via a SPAC.

Maybe we’ll just go right to Anand and ask him to compare and contrast Velodyne with Luminar, and maybe talk about other companies in the lidar industry that they could come across.

Dr. Anand Gopalan

Yes. Of course, we are quite familiar with Luminar and with a lot of the other players in the space. I like to joke that there’s probably 30 different ways of building lidar, and we have tried about 25 of them already, as we’ve been doing this for over a decade. We’re quite familiar with all the different technologies and it’s clear we’re trying the same different experiments.

I’d start with the 10,000 foot view of the space, and really, there’s a couple of key lenses you should apply when you look at any player. The first one is commercial traction. Really what I mean by that is, have you been clearly validated and been on OEM systems for many years at this point? Because if you are not there, it’s very difficult for you to capture that wave that we are talking about, of mass market adoption.

The second is your ability to deliver at scale. Have you at least built and shipped a thousand units? I think, as I just described, we ship 300 to 400 units a week, versus 100 units a year. Scale is very important when you’re really trying to capture these big OEM and tech opportunities. Our ability and the journey that we have been on, not just mass manufacturing ourselves, for many years at this point in our own factories, but developing and maturing the process enough to be deployed with contract manufacturers and moving ourselves to a capital-light model. I mean, that’s the journey that some of these players, like the one we mentioned, are just getting started on. I think this is definitely—this is almost an apples to oranges comparison, from a scale perspective.

The second thing is, clearly, lidar, as I said, is not a one-technology wonder. There’s many different applications for lidar, and there’s many different requirements across these different applications. We are the only player who has that breadth of the portfolio, as we have been talking about, to capture that whole opportunity set. Otherwise, you can hold up one technology and say that it’s going to capture all of these opportunities, but that’s simply not how this case works. You need the breadth of the portfolio to be able to capture all of these different opportunities across the set.

Then last but not least, the proof is in the pudding. The commercial traction answers the question better than anything else. We are sitting at 18 signed and awarded contracts and a real business that’s $100+ million of revenue. I think, again, that sets us apart, by far, from the rest of the space. That’s what makes us and keeps us the market leader.

Lewis Silberman

Thanks, Anand.

Maybe just to kind of dig into the two major categories of revenue; there are a lot of questions in the queue here about automotive lidar. There’s one here about what exactly does automotive-grade lidar mean, so you could talk a little bit about that.

Then, there are several questions about last-mile deliveries. But let’s start with automotive-grade lidar. There are actually a handful of technical questions in here asking about the difference between the different wavelengths of lidar, 905 nanometer and 1,550 nanometer lidar, and how your technology is built.

Dr. Anand Gopalan

Sure, so actually, let me start by first talking about the wavelength question, and then we can talk a little bit about the automotive-grade piece of it. I think people get into a religious debate about wavelength, is this 905 or 1,550 or 1,310 and so on. But really, the choice of wavelength is a tool in a toolbox, is how we look at it. We have, as I said, many different types of lidar at Velodyne. We have experimented with 1,550 for many years. The question is, what’s the right technology that’s capable of mass market adoption in these segments today? If you make certain choices of wavelength, you may end up spending $1,000 to $1,500 just on lasers, if you use a five millimeter system, as in the example of a 1,550 solution.

To give you a sense of scale, we spent $20 to $30 on lasers in our highest-end solid state product. Really, those choices matter, in order to be able to hit the right levels of scale. You have to look at not just what is the wavelength or what is the performance that you are hitting, but also what suits the maturity of the supply chain; do you have multiple sources for your lasers and detectors? Are you going to build these at scale with solid state components, and so on.

Really, we think of these as tools in a toolbox. As I said, there is no one technology that’s going to win it all, you need the broad portfolio of technology sets. We have our own investments and many different approaches to lidar, and we will bring those to market at the right time, for the right application, at the right price point.

Now, the second piece of your question, and I’m going to sort of reframe the question a little bit broader and talk about lidar in the context of automotive. I like to think of this as effectively the Elon Musk question, if you will, which is, why use lidar in automotive, and what does automotive-grade lidar mean?

First and foremost, what we are seeing is clearly that there is a recognition across the board that lidar needs to be part of the solution for mass market, what are called Level 3 and Level 2 vehicles. Really, the reason for this is, you’re seeing a technology that’s much more reliable across day or night in many different lighting conditions, it’s much more precise. And it’s reached a cost point where you can use it in these consumer vehicle applications, and effectively be able to get it at the same cost points as some of the other competing technologies.

The market has clearly spoken. We have many deep conversations with almost every major OEM around the usage of lidar for mass market consumer vehicles, and many of these conversations are already converting to RFIs, RFQs and design wins around the usage of lidar. Really, there is—maybe there’s one or two people in the other camp who are not considering this, but every other major OEM is thinking about this and putting in plans for this, for Level 3 and for Level 2 systems.

Then finally, what is automotive-grade lidar? I think there are many things that go into making something automotive-grade. I think, as someone in the industry would tell you, this is not just about, “Hey, I have a design that meets all the requirements of an automotive customer.” The design also has to meet all the reliability and environmental requirements. Your latest components you’re using in the design need to be automotive-grade as well. The product needs to be manufactured in a facility that is certified as automotive-grade.

There’s so many different things that actually go into what is considered to be an automotive-grade product, and that’s the reason why it’s a journey, and it’s a journey that, at Velodyne, we’ve been on for many years at this point. Today, we are producing and shipping products already that are automotive-grade. I think that’s what it takes to actually create automotive-grade technology.

Lewis Silberman

All right, great answer. Thank you.

There’s a handful of questions about the last-mile delivery segment; let me read one here. It says, “obviously e-commerce has boomed during COVID. Can you discuss what you’re seeing with regards to further acceleration of last-mile delivery automation using lidar, and specifically due to COVID?”

Dr. Anand Gopalan

Yes. I think, again, this goes back to this point that this is not a one-application story. Even though automotive is a big part of our market, it’s not the only. Last-mile delivery is clearly an interesting application that has come online, and in fact accelerated in this post-COVID world.

The macroeconomic drivers were actually clear even before COVID, and this is really what I usually like to term “the Amazon effect”. We all go on our smartphones and we order a product, and we expect it to show up at our doorstep in 24 hours. In the post-COVID world, we are even ordering groceries and things like that online, versus going to the grocery store.

This is really, for the major e-commerce and logistics players, it has really accelerated for them the need to be able to fulfill these deliveries, especially in the last mile. They clearly see that their value to grow is really their ability to fulfill these deliveries at the last mile. There are studies that show that it costs roughly $1.60 for a current human delivery at the last mile. That can go to $0.06 to $0.07 if you use a fully-automated delivery.

Then finally, society has recognized the need for touchless delivery, and again, the ability to use a robotics system to do the delivery is becoming much more attractive for these players. For all these reasons, the major e-commerce and logistics players are putting in large investments and large programs to be able to solve this problem and deliver in an automated fashion in the last mile, and lidar is a very key part of that solution, giving the system the ability to function day or night with the same level of precision, the ability to create a map of routes that have already been delivered along other systems and learn from that. That’s what I think is giving us confidence that this is a very real phenomenon. Some of the big e-commerce players are leasing or buying retail space in malls, effectively to convert them into micro-hub distribution centers.

All of these investments give us confidence that this is a real mega trend that, in fact, has been accelerated in this post-COVID world, and we are seeing huge opportunities around lidar for that. On the small side note, we actually had customers who are able to deliver goods in the midst of the COVID pandemic in both North America and China, both medical supplies and goods to people who had to shelter in place. So really, you saw the technology all getting used for the benefit of society in this challenging time. It’s a really exciting space for us.

Lewis Silberman

Great, thanks.

So you’ve spoken a lot about software, there’s a few questions in here about the software capabilities of Velodyne. Specifically, there’s a question saying, “is your focus on perception software that maximizes the use of the data that you generate, or are you planning on developing a full stack autonomous solution that gives path planning and driver logic?”

Dr. Anand Gopalan

Yes, I think maybe the best way to describe—I’ll start by describing the overarching vision for software and then answer the question more specifically. I think the name of the game, as I’ve said before, is to capitalize on the breadth of the hardware install base so that now you can add value to the software, both to the end customer, but also obviously add value from a revenue and margin perspective.

The hardware install base is key. Clearly, as we have been discussing, we see this future where lidars will be on many of our cars as we drive through the world. Imagine three years from now or four years from now, I have a lidar on my car as I drive from my home to my work every day, and the lidar does what it does best, which is it creates this rich, dynamic map of my route. Imagine one day that you wanted to drive a part of the route and your car had access to the lidar data that my car produced.

Now, your car can do some pretty interesting things with the data. Now, imagine you have a million people driving around, generating this rich data set. They are ready to subsume this, effectively, crowd-sourced lidar data and create this rich, dynamic view of the world, and be able to solve back functionality on the backs of that. That’s the overarching vision that we have for the software. It’s more than just a perception stack, it’s really the ability to be able to provide rich data as functionality on the backs of data that is constantly being created and subsumed by the end consumer.

Lewis Silberman

Maybe as a follow-up, I’ll take a question that’s about switching costs. The question is, what are the switching costs that a customer would need to undertake to switch from your products to those of your competitors? I guess I’d ask, is software a big component of that?

Dr. Anand Gopalan

Yes, that’s a great question. I think there’s a few different things that create the very high switching costs for our customers. The first one is really this long validation and co-development journey that we undertake with the customers. Often, our Velarrays, as an example, have been sampled with major OEM customers and been on their test systems for two to three years at this point. There is this long journey where the customers are often testing our technology, they’re developing hardware, software systems around our technology, they are validating those systems. And after this long journey, that’s when you get to a commercial win, or what we’re calling material agreements.

That, in itself, creates a very high switchover cost, because now your customer has effectively spent millions of dollars and many years and millions of miles of validation around your technology set, that they would have to redo all of that work in the context of a safety critical system. That creates a very high switchover cost.

When you add software onto it, in the context of an ADAS system, then now you really have the ability to actually not just provide the hardware, but you’re providing the full solution including the software perception. These end software systems are tying into the software that you are providing, which further increases the switchover cost. In fact, we are coming to the market this year with not just Level 3 solutions, but solutions around Level 2, because we had that ready to provide that with $100 lidar and our own software, creating a full, robust system such as a pedestrian plus automatic emergency braking, which will be far more reliable than is possible with camera-based systems, truly saving lives for pedestrians and bicyclists on the road with a much more robust system that can function day or night because it’s a lidar-based system.

You’re able to do that—obviously, when you have a system like that, that’s deeply integrated into a Level 2 vehicle, the switchover costs are even higher. Those are all the different things that drive high switchover costs in our business.

Lewis Silberman

Very cool. As someone who’s gotten hit on a bicycle before, I appreciate that, by the way.

Let me actually switch gears and point a question towards Jim. There are many, many questions in the queue here about Graf warrants. There are questions around, the warrants seem to be trading at some discount to intrinsic value, can you clarify the terms of the warrants, etc.

Jim, can you give a little bit of color, please?

James A. Graf

Sure. In the presentation we recently filed with the SEC that’s also available at our website, grafacq.com, the last page actually goes through warrant mechanics, as well as the share registration timeline, to answer these questions. This is probably the question I get the most, probably 50 times a day. Just to be clear, on the warrants—so 30 days after closing, so you can’t convert the warrants to shares until 30 days after closing, and for a period of 5 years thereafter. So, 30 days after closing for a period of 5 years.

Each warrant can convert to 3/4 share, 0.75 shares. The warrant conversion price is $11.50 per full share. That means you can convert four warrants to three full shares, with the payment of a conversion price of $34.50. Also, after the first month, if the company’s share price closes above $18, at or above $18 for 20 of 30 days, the company can actually call the warrants, essentially forcing conversion at the time.

I think that’s all the material facts about the warrants.

Lewis Silberman

Got it, perfect. Thanks.

While we’re asking you questions, Jim, a handful in the queue on conditions to closing at this point; what remains outstanding, and then also questions on what the float will look like for the company, post business combination closure.

James A. Graf

Sure, thank you.

As you’ve all seen, we filed the first amendment to our proxy. That means we’ve gotten—we filed a preliminary proxy on July 15, SEC provides comments on that. We filed an amendment addressing those comments, as all deals do. We’re waiting for comments on that next amendment, so when we receive those, we’ll file the second amendment. As soon as we’ve cleared all of the SEC comments, our proxy will be declared effective by the SEC, and then we can schedule our shareholder vote about two weeks after that.

When we see an effective proxy statement, you’ll know that the shareholder vote will be about two weeks after that, and we would expect to close either at that date or very soon thereafter. That all means we’re still very much on track to close the transaction by the end of September.

Lewis Silberman

Perfect.

James A. Graf

On the liquidity, so we’ve also included, in the next presentation we filed, the various blocks of stock that will provide liquidity. Currently, we have about 11.5 million registered public shares that are trading in the market. All the shares that are trading are 11.5 million.

We’ve got commitments on 15 million shares from PIPE investors, so those will be registered at or soon after closing. So, there’ll be another 15 million shares worth of liquidity soon after closing. And then the remaining shares, held by Velodyne shareholders and the Founder shares, equals 148.2 million shares. And those will be registered within about six months after closing.

The total share count, after all these groups are registered, within six months, is about 174.6 million shares. Now, there’s assumptions and adjustments, etc., but that is the base case. Above and beyond that, our warrants, our 24.4 million warrants, convert into about 18.3 million shares. If we do a conversion for cash, we would have another 18.3 million shares upon warrant exchange.

Lewis Silberman

All right, thank you, Jim.

Let me turn it back to Anand and Drew. Question, the Company looks like it’ll have a lot of cash after the SPAC merger closes. In your presentation, you referenced potential acquisitions. Can you talk about what you would look for in an acquisition?

Dr. Anand Gopalan

Yes. So as I said before, we are clued into the space, we follow the space very closely. We have tried a lot of these technologies ourselves. We really understand what’s out there, what are the different players and the different levels of maturity of the technology as they are trying to bring these things to market.

I think when we look at—from a technology perspective, of course, I could broadly categorize it into three buckets. There’s obviously lidar technologies that we believe could have an application in the future, but they are nascent, and our ability to accelerate our go-to-market for these technologies would make it really interesting– an interesting addition for our portfolio. There’s an additional sensor modalities, of course, where we could imagine other sensor modalities when combined with lidar provides much more value for end customer systems, so we would think about that.

Then as we have been talking about, software and compute, I think, will be the third really important area where we believe we can add value to our end customers, as we are serving all of their different perception needs with the breadth of our portfolio.

As with everything else, in addition to technology, you always have to look for clear traction for the technology, so we want to have a company that has actually garnered interest for their technology, with clear commercial traction, as well as a team that has executed to that, and obviously a team who has experience, not just from a technology execution perspective, but from a commercial execution perspective to be able to add to that. Those are the things that we actively look for, and we do—I think it’s almost true then to say that there would be consolidation in the lidar space, and we definitely feel like there will be some interesting opportunities for us, with a well-capitalized balance sheet and the public currency to boot.

Anything you want to add to that, Drew, or Jim?

James A. Graf

Yes, I just wanted to add one more point on the cash. We’re expecting at least $200 million cash on the balance sheet at closing. If in fact the shares are closing at about $18, if in fact the company calls the warrants for cash conversion, that will bring in another $210 million at that time.

Drew Hamer

Right, that’s additional cash on the balance sheet at closing. Then that cash, as Anand mentioned, I just want to reiterate that the model that we’ve built is a bottoms-up build; it’s organic. When we’re looking at these various solutions, as I think Anand alluded to it, limitations on the cash that we have, have kept us from being able to make certain investments in engineering, while other companies out there have invested in some of that technology.

Based on our visibility into the projects that the customers want to bring to market, some of these acquisitions could be our ability to accelerate the adoption of some of that other work that’s been done in other R&D teams, into our pipeline, and find some inorganic revenue growth we could add to the model and bring some of those other technologies to market sooner than we would’ve had, given our old balance sheet.

Kristi Marvin

I’m just going to cut in here and remind everybody, we’re coming up on 2:00 pm, so we really only have time for one or two more questions.

Lew, do you have anything in the queue?

Lewis Silberman

Yes, I’ve got lots in the queue, and I apologize, we’re not going to get to all of them. Let me run through here; one that’s kind of interesting, so calling out a line from the press release that came out, “commercial production on a variety of products has ramped up and achieved scale in Thailand.” Is this in line, faster, or behind plan, and how close are you to being able to bring ASPs down to your targets to get mass adoption? Does this vary by use case?

That seems to be a pretty good question.

Dr. Anand Gopalan

Yes, that’s a good question. I think first and foremost on the production in Thailand, we are on track, so this is in line with the plan. Really, we have executed on the transition, even in the midst of the COVID pandemic, brought up the line, and the manufacturing production is happening for one of our high-volume products in Thailand. So we are able to now recognize the cost reductions associated with that move, already starting this quarter.

Furthermore, the larger question is, on the technology investments that we have made, to realize further reductions in cost, whether it’s with the micro lidar arrays as well as our ASICs, all of those are also already in production, with our first wave of products. We are building and shipping those products today. We’ll, again, realize all those investments in and realize the cost reductions associated with that, today, and then these will find their way into all of our product family in the next 12 to 18 months.

So really, all of those investments are already in place and are paying off, and we’re able to realize the benefits of that today.

Lewis Silberman

Great. Well, we’re definitely not going to get to all of these questions, unfortunately. Maybe I’d just turn it back to three of you. Real quick, if you guys have any closing comments, anything that you think we didn’t get to address here in the hour.

Dr. Anand Gopalan

Yes. Jim or Drew, do you have anything, and maybe I can add something at the very end?

Drew Hamer

Actually, I’m good. Anand, go ahead.

Dr. Anand Gopalan

Okay. I think one of the things that I often get asked, you know, what is the most exciting thing for you about this opportunity, and what's the most exciting application, who’s the most exciting customer? For us, the thing that’s actually exciting is this vast area of applications that are all scaling today. Very few times in one’s life you can be part of a story and a technology that can change society in so many meaningful ways, all at once.

That’s what we see when we look at lidar. And I like to use—so even the mass opportunity that we are tracking in our pipeline, it’s just the tip of the iceberg when you think of what you could do with a $100 perception system like this. I mean, the possibilities are endless, and even many applications that we haven’t dreamed of just yet.

I like to think about it like the smartphone was. The smartphone really changed human productivity tremendously over the past decade, and much more than we ever thought was possible. I believe lidar and perception around lidar will do the same for machines and safe machines, what the smartphone did for humans, in the next decade. That’s why we are so excited about this opportunity.

Lewis Silberman

Great. Well, thank you to Kristi at SPACInsider for hosting us today. I’d refer you, any further questions can be submitted through us here at Oppenheimer, through the company, through the Graf acquisition website. We definitely appreciate the opportunity to tell the story, and we appreciate the interest in the business combination.

Kristi Marvin

Thanks, everybody, for participating, and we look forward to talking to you again soon.

Drew Hamer

Thank you very much.

James A. Graf

Thank you, everybody, for joining us.

Lewis Silberman

Thanks, everyone.

Dr. Anand Gopalan

Thank you.

Lewis Silberman

Bye-bye.

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